Filed Pursuant to Rule 433

Registration Statement No. 333-264153

Pricing Term Sheet

June 10, 2024

Take-Two Interactive Software, Inc.

$300,000,000 5.400% Senior Notes due 2029

$300,000,000 5.600% Senior Notes due 2034

Pricing Term Sheet dated June 10, 2024 (this “Pricing Term Sheet”) to the Preliminary Prospectus Supplement dated June 10, 2024 (the “Preliminary Prospectus Supplement”) of Take-Two Interactive Software, Inc. (the “Issuer”).

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Term Sheet but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Terms Applicable to the Notes

Issuer:	Take-Two Interactive Software, Inc.

Trade Date:	June 10, 2024

Settlement Date:

June 12, 2024 (T+2)

We expect that delivery of the notes will be made against payment therefor on or about the second business day following the date of pricing of the notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to one business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+2, to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisers.

Ratings*:	Moody’s: Baa2 (stable outlook) S&P: BBB (negative outlook)

Minimum Denomination:	$2,000 and any integral multiples of $1,000 in excess thereof

Lead Bookrunners:	J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Joint Passive Bookrunners:	BNP Paribas Securities Corp. BofA Securities, Inc. Goldman Sachs & Co. LLC

Senior Co-Manager:	HSBC Securities (USA) Inc.

Terms Applicable to the 2029 Notes

Title of Security:	5.400% Senior Notes due 2029

Principal Amount:	$300,000,000

Maturity:	June 12, 2029

Coupon:	5.400%

Issue Price:	99.831% of the principal amount

Interest Payment Dates:	June 12 and December 12, commencing on December 12, 2024

Yield to Maturity:	5.439%

Spread to Benchmark Treasury:	+95 bps

Benchmark Treasury:	UST 4.500% due May 31, 2029

Benchmark Treasury Price and Yield:	100-01+ / 4.489%

Redemption Provisions:

Make-Whole Call:	Prior to May 12, 2029, at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest, if any.

Par Call:	On or after May 12, 2029, at 100% of the principal amount, plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP:	874054 AM1

ISIN:	US874054AM15

Terms Applicable to the 2034 Notes

Title of Security:	5.600% Senior Notes due 2034

Principal Amount:	$300,000,000

Maturity:	June 12, 2034

Coupon:	5.600%

Issue Price:	99.796% of the principal amount

Interest Payment Dates:	June 12 and December 12, commencing on December 12, 2024

Yield to Maturity:	5.627%

Spread to Benchmark Treasury:	+115 bps

Benchmark Treasury:	UST 4.375% due May 15, 2034

Benchmark Treasury Price and Yield:	99-06 / 4.477%

Redemption Provisions:

Make-Whole Call:	Prior to March 12, 2034, at the Treasury Rate plus 20 basis points, plus accrued and unpaid interest, if any.

Par Call:	On or after March 12, 2034, at 100% of the principal amount, plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP:	874054 AN9

ISIN:	US874054AN97

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC at 1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.